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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          BUTLER MANUFACTURING COMPANY
                          ----------------------------
             (Exact name of registrant as specified in its charter)


              DELAWARE                                    44-0188420
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(State of incorporation or organization)       (IRS Employer Identification No.)


1540 Genessee Street, P.O. BOX 419917, Kansas City, Missouri            64102
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(Address of principal executive offices)                              (Zip Code)


If this Form relates to the                  If this Form relates to the
registration of a class of                   registration of a class of
securities pursuant to Section               securities pursuant to Section
12(b) of The Exchange Act and is             12(g) of The Exchange Act and is
effective pursuant to General                effective pursuant to General
Instruction A.(c), please check the          Instruction A.(d), please check the
following box.  [X]                          following box. [  ]


           Securities Act registration statement file number to which this form relates: N/A


        Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered:     Name of Each Exchange on Which Each
                                                 Class is to be Registered:


Preferred Share Purchase Rights                    New York Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE



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         The undersigned registrant hereby amends its registration statement on
Form 8-A, dated September 17, 1998 and filed with the Securities and Exchange Commission on September 23, 1998, as follows:

Item 1.  Description of Registrant's Securities to be Registered.

         Item 1 is amended to add the following:

         As publicly announced on February 15, 2004, Butler Manufacturing Company (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with BlueScope Steel Limited, an Australian company ("Purchaser"), and BSL Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Acquisition Sub"). The Merger Agreement provides, subject to certain conditions, that Acquisition Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Purchaser, and each share of outstanding common stock of the Company, other than those shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $22.50 in cash without interest. In connection with the Merger Agreement, the Company executed Amendment No. 1 ("Amendment No. 1") to the Rights Agreement dated as of September 16, 1998 (the "Rights Agreement") between the Company and UMB Bank, N.A., as Rights Agent.

         Amendment No. 1 amends Sections 1, 1(a), 3(a), 11 and 13 of the Rights Agreement to provide that the approval, execution, delivery, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby (including, without limitation, the Merger) will not (a) cause Purchaser or Acquisition Sub to become an Acquiring Person (as defined in the Rights Agreement), (b) give rise to a Distribution Date (as defined in the Rights Agreement) or (c) trigger certain other events specified in the Rights Agreement.

         In addition, Amendment No. 1 amends Section 7(a) of the Rights Agreement to provide that the Rights (as defined in the Rights Agreement) are exercisable at or prior to the earliest of (i) the close of business on September 30, 2008, (ii) immediately prior to the effective time of the Merger,
(iii) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement or (iv) the time at which such Rights are exchanged as provided in Section 24 of the Rights Agreement.

         The Rights Agreement was filed as Exhibit 1.1 to the Company's Registration Statement on Form 8-A dated September 17, 1998 and filed with the Commission on September 23, 1998. Amendment No. 1 is attached as Exhibit 2 to this Form 8-A/A. The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by the reference to such exhibits which are hereby incorporated herein by reference in their entirety.




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Item 2.  Exhibits.


Exhibit
Number            Description of Document
-------           -----------------------

1 Rights Agreement, dated as of September 16, 1998, between Butler Manufacturing Company and UMB Bank, N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Right Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date (as that term is defined in the Rights Agreement). (Incorporated by reference to the Company's Registration Statement on Form 8-A dated September 17, 1998 and filed with the Commission on September 23, 1998).

2 Amendment No. 1 to Rights Agreement dated as of February 15, 2004 between Butler Manufacturing Company and UMB Bank, N.A., as Rights Agent.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                         BUTLER MANUFACTURING COMPANY


Dated: February 18, 2004                 By:  /s/ John W. Huey
                                            ----------------------------------
                                            John W. Huey
                                            Vice President


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                                Index to Exhibits



Exhibit No.       Exhibit
-----------       -------

1 Rights Agreement, dated as of September 16, 1998, between Butler Manufacturing Company and UMB Bank, N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Right Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date (as that term is defined in the Rights Agreement). (Incorporated by reference to the Company's Registration Statement on Form 8-A dated September 17, 1998 and filed with the Commission on September 23, 1998).

2 Amendment No. 1 to Rights Agreement dated as of February 15, 2004 between Butler Manufacturing Company and UMB Bank, N.A., as Rights Agent.